Exhibit 23.2

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

         We consent to the reference to our firm under the heading "Experts" and "Selected Financial Information" and to the use of our report dated May 27, 1998, except as to the Notes to the Financial Statements as to which the date is December 4, 1998, on our audit of Hersha Hospitality Trust, our report dated May 27, 1998, on our audit of Hersha Hospitality Management, L.P., and our report dated March 21, 1998, on our audit of the Combined Entities-Initial Hotels in this Registration Statement and related Prospectus of Hersha Hospitality Trust.


                                    MOORE STEPHENS, P.C.
                                    Certified Public Accountants.

Cranford, New Jersey
January 20, 1999